Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

MODULAR MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	3,648,651	$1.695	(3)	$6,184,463.45	$147.60 per $1,000,000	$912.83
Total Offering Amounts						$6,184,463.45		$912.83
Total Fee Offsets								-
Net Fee Due								$912.83

(1)	Represents shares of common stock, par value $0.001 (the “Common Stock”), of Modular Medical, Inc. issuable under the Modular Medical, Inc. Amended and Restated 2017 Equity Incentive Plan (the “Plan”).

(2)	Also registered hereby are such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high ($1.7296) and low ($1.6604) sales prices per share of the Common Stock as reported on The Nasdaq Stock Market LLC on April 17, 2024.